Exhibit 99.2

Press Release

Cornerstone Therapeutics to Acquire EKR Therapeutics, Accelerating Expansion in Hospital

Market

•	Cornerstone expands hospital product portfolio with cardiovascular products CARDENE® I.V. and RETAVASE®

•	Transaction expected to be accretive in Q312 on a non-GAAP EPS basis

•	Terms include initial $125 million in cash plus up to an additional $25 million in milestone payments over three years

•	Cornerstone management will provide details on transaction during its first quarter 2012 results call at 8:30AM ET Tuesday, May 15, 2012

CARY, N.C., and BEDMINSTER, N.J., May 14, 2012 – Cornerstone Therapeutics Inc. (NASDAQ: CRTX) and EKR Therapeutics, Inc. today announced that they have entered into a definitive merger agreement whereby Cornerstone Therapeutics will acquire EKR Therapeutics, a privately-held specialty pharmaceutical company focused on the acute-care hospital setting. The acquisition expands Cornerstone’s product offerings and commercial infrastructure in the hospital market. The transaction is subject to customary closing conditions, including adoption of the merger agreement by EKR’s stockholders and expiration or termination of any waiting period under U.S. anti-trust laws. The transaction is currently expected to close in late June 2012.

As part of the transaction, Cornerstone will acquire product rights to CARDENE® I.V. and RETAVASE®. CARDENE I.V. is indicated for the short-term treatment of hypertension when oral therapy is not feasible or desirable. RETAVASE is indicated for use in the management of acute myocardial infarction (AMI) in adults, for the improvement of ventricular function following AMI, the reduction of the incidence of congestive heart failure and the reduction of mortality associated with AMI. In 2011, EKR generated $58 million in net revenue, primarily from sales of CARDENE I.V. In 2013, Cornerstone is targeting FDA approval of a new active ingredient supplier and relaunch of RETAVASE, which could increase revenues significantly versus 2012. These products complement Cornerstone’s existing hospital products: CUROSURF®, which is indicated for the treatment of neonatal respiratory distress syndrome (RDS) in preterm infants, as well as CRTX 080, a product candidate for treatment of hyponatremia.

“This transaction brings Cornerstone critical mass in the hospital-based therapeutics area and represents a major step forward in our strategy to focus on the hospital channel,” said Craig A. Collard, Cornerstone’s Chief Executive Officer. “With a significantly expanded product portfolio and larger sales and additional account management infrastructure, we believe we have enhanced our platform to drive future growth.”

Mr. Collard continued, “We plan to pursue additional hospital product licensing opportunities and company acquisitions that complement our enhanced hospital presence. We believe this strategy will position Cornerstone for growth and bring the Company to the next level of value creation.”

“The successful launch of CARDENE I.V., and development successes of RETAVASE have been great achievements for EKR,” said John E. Bailye, CEO of EKR Therapeutics. “We are very proud of the work our employees have done, particularly our sales organization who has established CARDENE I.V. as an important hospital franchise. We are pleased that Cornerstone recognizes the value of our business and look forward to their success in progressing these products, which will benefit clinicians and the patients they serve.”

Under the terms of the agreement, Cornerstone will make an initial cash payment of approximately $125 million, subject to adjustment in accordance with the terms of the merger agreement, and make certain additional payments contingent upon the achievement of certain milestones related to regulatory approval of a new active ingredient supplier for RETAVASE and sales of RETAVASE during approximately the first three years following commercial relaunch. Pursuant to the merger agreement, a newly formed, wholly owned subsidiary of Cornerstone will merge with and into EKR, with EKR continuing after the Merger as the surviving corporation and a wholly owned subsidiary of Cornerstone. The EKR Board of Directors has approved the merger agreement and recommended its adoption by EKR’s stockholders.

In connection with the EKR transaction, Cornerstone and its majority shareholder, Chiesi Farmaceutici, SpA, have entered into a debt financing commitment, including customary covenants, whereby Chiesi will provide to Cornerstone a senior secured term loan facility comprised of (i) a five-year Term Loan A of up to $60 million at 7.5% interest per annum and (ii) a five-year Term Loan B of up to $30 million at 6.5% per annum. Term Loan B may be converted into common stock of the Company at $7.098 per share at Chiesi’s option at any time during the 24 months following the closing of the debt financing.

Advisors

Stifel Nicolaus Weisel is acting as financial advisor and Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. is acting as legal advisor to Cornerstone Therapeutics. Lazard is acting as financial advisor and Foley & Lardner LLP is acting as legal advisor to EKR.

About Cornerstone Therapeutics

Cornerstone Therapeutics Inc. (NASDAQ: CRTX), headquartered in Cary, N.C., is a specialty pharmaceutical company focused on commercializing products for the hospital, niche respiratory and related specialty markets. Key elements of the Company’s strategy are to focus its commercial and internal development efforts in the hospital and related specialty product sector within the U.S. pharmaceutical marketplace; continue to seek out opportunities to acquire companies and marketed and/or registration-stage products that fit within the Company’s focus areas; and generate revenues by marketing approved generic products through the Company’s wholly-owned subsidiary, Aristos Pharmaceuticals, Inc. For more information, visit www.crtx.com.

About EKR Therapeutics

Since its inception, EKR has focused on acute-care hospital products. With its professional field sales force, commitment to excellence in customer service and medical education, EKR is an experienced provider of acute-care specialty products.

Conference Call Information

Cornerstone Therapeutics will host a conference call at 8:30 a.m. ET on Tuesday, May 15, 2012, to discuss the transaction as well as financial results for the quarter ended March 31, 2012. To participate in the live conference call, please dial 888-378-4361 (U.S. callers) or 719-325-2481 (international callers), and provide passcode 5624262. A live webcast of the call will also be available through the Investor Relations section of the Company’s website. Please allow extra time prior to the webcast to register, download and install any necessary audio software.

The conference call and webcast will be archived for 30 days. The telephone replay of the call will be available approximately two hours after completion of the call by dialing 888-203-1112 (U.S. callers) or 719-457-0820 (international callers), and providing passcode 5624262.

Safe Harbor Statement

Statements in this press release regarding the progress and timing of our product development programs and related trials; our future opportunities; our strategy, future operations and opportunities, including our plans regarding the manner and timing for the manufacture and sale of our newly-acquired cardiovascular products, anticipated financial position, future revenues and projected costs; our management’s prospects, plans and objectives; and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Any statements that are not statements of historical fact (including, without limitation, statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “target,” “will,” “would” and similar expressions) should also be considered to be forward-looking statements.

There are a number of important factors that could cause our actual results or events to differ materially from those indicated by such forward-looking statements, including risks relating to our “critical accounting estimates”; our ability to develop and maintain the necessary sales, marketing, supply chain, distribution and manufacturing capabilities to commercialize our products; our ability to replace the revenues from our marketed unapproved products, which we ceased manufacturing and distributing at the end of 2010, our propoxyphene products, which we voluntarily withdrew from the U.S. market in November 2010 at the request of the U.S. Food and Drug Administration, or FDA, and our anti-infective products, which we divested in March 2012; the adverse impact of returns of previously sold inventory; patient, physician and third-party payer acceptance of our products as safe and effective therapeutic products; our heavy dependence on the commercial success of a relatively small number of currently marketed products; our ability to maintain regulatory approvals to market and sell our products; our ability to obtain FDA approval to market and sell our products under development; our ability to enter into additional strategic licensing, product acquisition, collaboration or co-promotion transactions on favorable terms, if at all; our ability to manage and control unknown liabilities in connection with any acquisitions; our ability to successfully manage growth or integrate acquired businesses and operations; our ability to maintain compliance with NASDAQ listing requirements; adverse side effects experienced by patients taking our products; difficulties relating to clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; the results of preclinical studies and clinical trials with respect to our product candidates and whether such results will be indicative of results obtained in later clinical trials; our ability to develop and commercialize our product candidates before our competitors develop and commercialize competing products; our ability to satisfy FDA and other regulatory requirements; and our ability to obtain, maintain and enforce patent and other intellectual property protection for our products and product candidates and the other factors described in Item 1A (Risk Factors) of our Annual Report on Form 10-K filed with the SEC on March 6, 2012 and in our subsequent filings with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

In addition, the statements in this press release reflect our expectations and beliefs only as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law. Our forward-looking statements do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments that we may make or enter into. These forward-looking statements should not be relied upon as representing our views as of any date after the date of this release.

TRADEMARKS

Curosurf® is owned by Chiesi Farmaceutici S.p.A. and is licensed to Cornerstone Therapeutics for sales and marketing purposes in the United States. Cardene® I.V. and Retavase® are registered trademarks of EKR Therapeutics, Inc.

IMPORTANT SAFETY INFORMATION

Cardene Important Safety Information

Cardene® I.V. (nicardipine hydrochloride) Premixed Injection is indicated for the short-term treatment of hypertension when oral therapy is not feasible or not desirable. For prolonged control of blood pressure, transfer patients to oral medication as soon as their clinical condition permits. Cardene I.V. Premixed Injection is contraindicated in patients with advanced aortic stenosis because part of the effect of Cardene I.V. is secondary to reduced afterload. In administering nicardipine, close monitoring of blood pressure and heart rate is required. Nicardipine may occasionally produce symptomatic hypotension or tachycardia. Avoid systemic hypotension when administering the drug to patients who have sustained an acute cerebral infarction or hemorrhage. Increases in frequency, duration, or severity of angina have been seen in chronic therapy with oral nicardipine. Induction or exacerbation of angina has been seen in less than 1% of coronary artery disease patients treated with Cardene I.V. The mechanism of this effect has not been established. Titrate slowly when using Cardene I.V., particularly in combination with a beta-blocker, in patients with heart failure or significant left ventricular dysfunction because of possible negative inotropic effects. Since nicardipine is metabolized in the liver, consider lower dosages and closely monitor responses in patients with impaired liver function or reduced hepatic blood flow. When Cardene I.V. was given to mild to moderate hypertensive patients with moderate renal impairment, a significantly lower systemic clearance and higher area under the curve (AUC) was observed. These results are consistent with those seen after oral administration of nicardipine. Titrate gradually in patients with renal impairment. To reduce the possibility of venous thrombosis, phlebitis, local irritation, swelling, extravasation, and the occurrence of vascular impairment, administer drug through large peripheral veins or central veins rather than arteries or small peripheral veins, such as those on the dorsum of the hand or wrist. To minimize the risk of peripheral venous irritation, change the site of the drug infusion every 12 hours. Most common adverse reactions are headache (15%), hypotension (6%), nausea/vomiting (5%) and tachycardia (4%).

Retavase Important Safety Information

Retavase® (Reteplase) is indicated for use in the management of acute myocardial infarction (AMI) in adults for the improvement of ventricular function following AMI, the reduction of the incidence of congestive heart failure and the reduction of mortality associated with AMI. Treatment should be initiated as soon as possible after the onset of AMI symptoms. Thrombolytic therapy increases the risk of bleeding, therefore Retavase (reteplase, recombinant) is contraindicated patients with: active internal bleeding, a history of cerebrovascular accident, recent intracranial or intraspinal surgery or trauma, intracranial neoplasm, arteriovenous malformation, or aneurysm, known bleeding diathesis, and, severe uncontrolled hypertension. The most common complication encountered during Retavase® therapy is bleeding. The sites of bleeding include both internal bleeding sites (intracranial, retroperitoneal, gastrointestinal, genitourinary, or respiratory) and superficial bleeding sites (venous cutdowns, arterial punctures, and sites of recent surgical intervention). The concomitant use of heparin anticoagulation may contribute to bleeding. As fibrin is lysed during Retavase® therapy, bleeding from recent puncture sites may occur. Therefore, thrombolytic therapy requires careful attention to all potential bleeding sites. Noncompressible arterial puncture must be avoided and internal jugular and subclavian venous punctures should be avoided to minimize bleeding from noncompressible sites. If serious bleeding occurs, concomitant anticoagulant therapy should be terminated immediately. In addition, the second bolus of Retavase® should not be given if serious bleeding occurs before it is administered. Each patient being considered for therapy with Retavase® should be carefully evaluated and anticipated benefits weighed against the potential risks associated with therapy. Cholesterol embolism, which can be lethal, has been reported rarely in patients treated with thrombolytic agents; the true incidence is unknown. Coronary thrombolysis may result in arrhythmias associated with reperfusion. It is recommended that antiarrhythmic therapy for bradycardia and/or ventricular irritability be available when Retavase® is administered. Patients administered Retavase® as treatment for myocardial infarction have experienced many events which are frequent sequelae of myocardial infarction and may or may not be attributable to Retavase® therapy. These events include cardiogenic shock, arrhythmias (e.g., sinus bradycardia, accelerated idioventricular rhythm, ventricular premature depolarizations, supraventricular tachycardia, ventricular tachycardia, ventricular fibrillation), AV block, pulmonary edema, heart failure, cardiac arrest, recurrent ischemia, reinfarction, myocardial rupture, mitral regurgitation, pericardial effusion, pericarditis, cardiac tamponade, venous thrombosis and embolism, and electromechanical dissociation. These events can be life-threatening and may lead to death. Other adverse events have been reported, including nausea and/or vomiting, hypotension, and fever. Rare but serious allergic reactions have been reported in patients receiving Retavase® in clinical trials.

Investor Relations Contact:

Josh Franklin, Vice President, Strategy and Business Development, +1-919-678-6520, josh.franklin@crtx.com

Media Relations Contact:

Fleishman-Hillard, Andrea Moody, +1-919-457-0743, andrea.moody@fleishman.com

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